EXHIBIT 99.1
                                ------------

JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE


COMPANY CONTACT:	Michael J. Valentine
                        Executive Vice President Finance
                         and Chief Financial Officer
                        847.871.6509


FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 23, 2003


          Third Quarter Net Sales Increase 26% Over the Prior Year
          --------------------------------------------------------
     Third Quarter Basic EPS Increases More than Five-Fold to $0.17 from
                           $0.03 in the Prior Year
     -------------------------------------------------------------------

Elk Grove Village, IL, April 23, 2003 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for the third quarter of fiscal 2003, ended March 27, 2003. Third quarter net income rose significantly to approximately $1.6 million or $.17 per share from net income of approximately $268,000 or $.03 per share for the third quarter of fiscal 2002. For the current nine-month period, net income was approximately $11.5 million or $1.25 per share basic ($1.24 per share diluted) compared to approximately $6.1 million or $.67 per share (basic and diluted) for the same period in fiscal 2002.

Net sales grew by almost 26 percent to approximately $84.3 million in the third quarter of fiscal 2003 from net sales of approximately $67.1 million in the third quarter of fiscal 2002. The growth in quarterly net sales came from gains in the consumer, foodservice, industrial and export distribution channels. As has been the case throughout fiscal 2003, new business and increased nut consumption generated these gains. Fueled by volume increases, changes in product sales mix and lower peanut costs, third quarter gross profit margin, as a percentage of net sales, was 15.5 percent versus a gross profit margin of 12.9 percent in the third quarter of fiscal 2002.

For the current nine-month period, net sales climbed by almost 18 percent to approximately $311.6 million from net sales of approximately $264.6 for the first nine months of fiscal 2002. Net sales increased in all five of the Company's major distribution channels during the current nine-month period as the Company secured new business and benefited from rising nut consumption. Gross profit margin for the current nine-month period, measured as a percentage of net sales, climbed from 14.0 percent in the prior year nine-month period to 15.0 percent. The year to date increase in gross margin percentage was similarly influenced by those same factors that favorably impacted the third quarter gross margin percentage.

As a percentage of net sales, selling and administrative expenses increased to 11.2 percent for the third quarter of fiscal 2003 from 10.3 percent for the third quarter of fiscal 2002. Though selling expenses, as a percentage of net sales, held steady from third quarter to third quarter, administrative expenses increased primarily due to an increase in incentive compensation expenses resulting from improved profitability. For the nine-month period, selling and administrative expenses continue to be lower in the current year at 7.9 percent of net sales versus 8.7 percent of net sales in fiscal 2002. The decrease in selling expense as a percentage of net sales for the current nine-month period was due to cost reduction and control initiatives undertaken in the first and second quarters.

Operating income more than doubled during the current quarter from $1.7 million in 2002 to $3.7 million. Similarly, operating income for the nine-month period rose substantially from $14.2 million in 2002 to $22.0 million in 2003. Interest expense fell from approximately $1.4 million for the third quarter of fiscal 2002 to approximately $1.2 million for the third quarter of fiscal 2003 as long-term debt continues to decline. Interest expense for the nine-month period has also decreased from approximately $4.4 million for fiscal 2002 to approximately $3.5 million for fiscal 2003. The decrease in the average level of interest bearing debt and lower interest rates accounted for the decrease in interest expense for the nine-month period.

"Due to the concerted efforts of the Company's sales force, the business has grown across all of its major distribution channels in fiscal 2003," stated Jasper B. Sanfilippo, Chief Executive Officer and Chairman of the
Board.    "This comprehensive volume gain was the primary generator of the remarkable increase in gross profit dollars for both the third quarter and the current nine-month period," noted Mr. Sanfilippo. "Further, the Company's management team continues to work hard to control costs in order to deliver as much of the gross profit dollar increase as possible to the bottom line," added Mr. Sanfilippo. "Late in the fourth quarter and throughout fiscal 2004, sales will be measured against the higher levels of business that were achieved during this
fiscal year.   Though we will work hard to secure new business, and we
will continue to support industry consumption initiatives, we do expect that the rate of revenue growth will normalize in fiscal 2004," concluded Mr. Sanfilippo.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and sesame sticks that are sold under a variety of private labels and under the company's Evon's, Fisher, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and
Texas Pride brand names. The company also markets and distributes a diverse product line of other food and snack items.

The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the company's current expectations and involves risks and uncertainties.
Consequently, the company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company's products; (ii) changes in the availability and costs of raw materials for the production of the Company's products; (iii) fluctuations in the value of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts;
(iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; and
(v) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the company's control.



                       JOHN B. SANFILIPPO & SON, INC.
                       ------------------------------
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   -------------------------------------
             (Dollars in thousands, except earnings per share)

                              For the Quarter Ended    For the Thirty-nine Weeks Ended
                              ---------------------    -------------------------------
                                   (Unaudited)                  (Unaudited)
                             March 27,     March 28,       March 27,     March 28,
                                2003          2002            2003          2002
                             ---------     ---------       ---------     ---------
Net sales                     $84,284       $67,114        $311,589      $264,628
Cost of sales                  71,212        58,481         264,917       227,472
                             ---------     ---------       ---------     ---------
Gross profit                   13,072         8,633          46,672        37,156
                             ---------     ---------       ---------     ---------
Selling expenses                5,750         4,650          16,432        16,118
Administrative expenses         3,670         2,251           8,287         6,817
                             ---------     ---------       ---------     ---------
                                9,420         6,901          24,719        22,935
                             ---------     ---------       ---------     ---------
Income from operations          3,652         1,732          21,953        14,221
                             ---------     ---------       ---------     ---------
Other income (expense):
  Interest expense             (1,192)       (1,389)         (3,474)       (4,423)
  Rental income                   118           100             362           392
  Miscellaneous                     1             3               2            10
                             ---------     ---------       ---------     ---------
                               (1,073)       (1,286)         (3,110)       (4,021)
                             ---------     ---------       ---------     ---------
Income before income taxes      2,579           446          18,843        10,200
Income tax expense              1,006           178           7,349         4,080
                             ---------     ---------       ---------     ---------
Net income                     $1,573          $268         $11,494        $6,120
                             =========     =========       =========     =========
Basic earnings per share        $0.17         $0.03           $1.25         $0.67
                             =========     =========       =========     =========
Diluted earnings per share      $0.17         $0.03           $1.24         $0.67
                             =========     =========       =========     =========
Weighted average shares
 outstanding
  -- basic                  9,182,250     9,149,915       9,163,133     9,149,229
                            =========     =========       =========     =========
  -- diluted                9,370,243     9,191,150       9,283,203     9,190,144
                            =========     =========       =========     =========



                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (Dollars in thousands)


                                         March 27,      June 27,
                                            2003          2002
                                         ---------     ---------
ASSETS

CURRENT ASSETS:
  Cash                                       $993        $1,272
  Accounts receivable, net                 28,164        24,133
  Inventories                             135,173        99,485
  Deferred income taxes                       861           861
  Prepaid expenses and other
   current assets                           2,125         3,032
                                         ---------     ---------
                                          167,316       128,783

PROPERTIES, NET                            67,510        67,462
OTHER ASSETS                                9,504        10,570
                                         ---------     ---------
                                         $244,330      $206,815
                                         =========     =========


                                         March 27,      June 27,
                                            2003          2002
                                         ---------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                           $44,256       $23,519
  Current maturities of long-term debt     10,737         5,683
  Accounts payable                         19,960        17,741
  Drafts payable                            8,037         4,049
  Accrued expenses                         12,567        10,098
  Income taxes payable                      1,122           298
                                         ---------     ---------
                                           96,679        61,388
                                         ---------     ---------
LONG-TERM DEBT                             30,700        40,421
LONG-TERM DEFERRED INCOME TAXES             2,946         2,946
                                         ---------     ---------
                                           33,646        43,367
                                         ---------     ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                         37            37
  Common stock                                 57            56
  Capital in excess of par value           57,669        57,219
  Retained earnings                        57,446        45,952
  Treasury stock                           (1,204)       (1,204)
                                         ---------     ---------
                                          114,005       102,060
                                         ---------     ---------
                                         $244,330      $206,815
                                         =========     =========